Wood & Sartain, LLP

12655 North Central Expressway, Suite 325

Dallas, Texas 75243

972/458-0300

972/701-0302 (fax)

January 28, 2005

Board of Directors

Vincera, Inc.

611 South Congress Avenue, Suite 350

Austin, Texas  78704

Re:

Form SB-2 Registration Statement relating to the registration of 20,138,889 shares of common stock, $0.001 par value of Vincera, Inc.

Gentlemen:

You have requested our opinion as special counsel with respect to certain matters in connection with the filing by Vincera, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form SB-2 as amended (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a related prospectus (the "Prospectus") to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the "Act"), and the best efforts offering of up to 20,138,889 shares (the "Shares") of the Company's common stock, par value $0.001 per share, by the Company, through the Placement Agent named in the Registration Statement.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, as amended, and related Prospectus, (ii) the Company's Certificate of Incorporation and Bylaws, (iii) copies of resolutions of the Board of Directors of the Company (the "Resolutions") authorizing the offering and issuance of the Shares and the Placement Agent Agreement ("Placement Agreement") with the Placement Agent and related matters, and (iv) the originals or copies, certified to our satisfaction, of such additional records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or reproduction copies, and that all public records reviewed are accurate and complete. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy. We have also assumed that the Placement Agreement is the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms.

January 28, 2005

The opinion herein is limited to the General Corporation Law of the State of Delaware and we express no opinion as to the laws of any other jurisdiction. This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion and so advise you that:

(A) the Shares to be issued by the Company pursuant to the Placement Agreement have been duly and validly authorized and when issued and delivered upon receipt of consideration as contemplated in the Registration Statement, related Prospectus and the Resolutions and in accordance with the Placement Agreement, will be, validly issued, fully paid, and non-assessable;

(B) with respect to the Shares (other than the Shares issuable upon exercise of the warrants referred to in Section C below) registered for resale by the selling stockholders, the Shares have been duly and validly authorized and issued and are fully paid and nonassessable; and

(C) assuming that (i) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who exercise the Warrants included in the shares offered for resale by the selling stockholders and (ii) the consideration for the shares of Common Stock issuable upon the exercise of such Warrants is actually received by the Company as provided in the respective Warrants and such consideration exceeds the par value of such shares, then the Shares issued pursuant to the exercise of the Warrants will be duly and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm and to our opinion under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ WOOD & SARTAIN, LLP

Wood & Sartain, LLP